For Immediate Release
Media Contacts:
Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Reports Third Quarter Revenue Increase of 44% to $12.8 million

• Net Income Increases by $1.3 million to $1.6 million
• EBITDA increases by $1.4 million to $2.7 million

NEW YORK, NY - November 1, 2007 - LivePerson, Inc. (Nasdaq: LPSN), a provider of online engagement solutions that facilitate real-time assistance and trusted expert advice, today announced financial results for the third quarter ended September 30, 2007.

Revenue for the third quarter was $12.8 million, a 44% increase from the third quarter of 2006, and a 10% sequential increase versus the second quarter of 2007. Sequential revenue growth was due primarily to strong and balanced growth between new customers and existing customer expansion.

“LivePerson delivered strong revenue growth in the third quarter driven by successful execution across the company and the market’s increasing demand for online customer engagement tools,” said Robert LoCascio, CEO of LivePerson. “We’re generating significant ROI for our customers, and they’re acknowledging our value through incremental investments.”

LivePerson signed several new blue-chip clients during the quarter including Capital One, Cisco, AT&T, Samsung and Getty Images, as well as a:

•	Leading French provider of consumer credit
•	Leading national furniture retailer
•	Prominent social networking site
•	Leading Internet-based personal publishing service

The company expanded business with several existing customers including:

•	Bell, Canada’s largest communications provider
•	One of the world’s largest financial institutions
•	A leading Global Financial Services firm
•	A leading Global provider of IT Hardware, Software & Services
•	The leading telecommunications provider in the UK

Net income for the third quarter of 2007 was $1.6 million or $0.03 per share as compared to net income of $0.3 million or $0.01 per share in the third quarter of 2006, and net income of $0.9 million or $0.02 per share in the second quarter of 2007.

The Company’s effective tax rate in the third quarter was zero resulting from a partial release of the company’s valuation allowance against deferred tax assets based on current estimates of future taxable income.

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) for the third quarter of 2007 was $2.7 million as compared to $1.3 million in the third quarter of 2006 and $2.2 million in the second quarter of 2007.

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and stock-based compensation. A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Income included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

The company’s cash balance increased by $3.6 million or 14% to $30.2 million at September 30, 2007 as compared to June 30, 2007. Subsequent to the end of the third quarter and pursuant to the previously announced agreement to purchase the outstanding stock of Kasamba, Inc., the company paid $9 million in cash and issued approximately 4.1 million common shares to Kasamba stockholders, and assumed approximately 624,000 options to purchase common stock.

Financial Expectations

The company currently expects the following financial results, including impact from the operations of Kasamba, Inc., which was acquired by LivePerson effective October 3, 2007:

•	Revenue of $16.8 - $17.0 million for the fourth quarter of 2007, or approximately 32% quarterly sequential revenue growth
•	EBITDA of $0.05-$0.06 per share and GAAP EPS of $0.01-$0.02 for the fourth quarter of 2007
•	Revenue of $52.2 - $52.5 million for the full year 2007
•	EBITDA of $0.20 - $0.21 per share and GAAP EPS of $0.09 - $0.10 for the full year 2007
•	An effective tax rate of 0% for the full year 2007

Excluding Kasamba’s impact of approximately $3 million quarterly revenue, quarterly sequential revenue growth is expected to be approximately 8-9% in the fourth quarter of 2007.

The GAAP EPS expectations already include the estimated impact of a change in accounting policy related to adopting SFAS 123(R) as of January 1, 2006. The impact is expected to decrease net income per share by $0.02 and $0.08, for the fourth quarter and the full year 2007, respectively. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors, and includes the impact of approximately 624,000 options assumed in connection with the acquisition of Kasamba.

LivePerson, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Total revenue	$12,823	$8,881	$35,453	$23,174

Operating expenses:
Cost of revenue	3,305	2,142	9,199	5,246
Product development	2,169	1,381	6,033	3,280
Sales and marketing	3,556	3,104	10,470	8,605
General and administrative	2,274	1,750	6,353	4,689
Amortization of other intangibles	242	447	725	911
Total operating expenses	11,546	8,824	32,780	22,731

Income from operations	1,277	57	2,673	443

Other income, net	309	200	744	514

Net income	$1,586	$257	$3,417	$957

Basic net income per common share	$0.04	$0.01	$0.08	$0.02

Diluted net income per common share	$0.03	$0.01	$0.07	$0.02

Weighted average shares outstanding used in basic net
income per common share calculation	43,080,475	40,547,309	42,469,631	39,242,174

Weighted average shares outstanding used in diluted net
income per common share calculation	46,328,876	43,854,202	45,942,436	42,981,377

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
Unaudited

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income in accordance with generally
accepted accounting principles	$1,586	$257	$3,417	$957
Add/(less):
(a) Amortization of intangibles	329	447	979	911
(b) Stock-based compensation	930	557	2,642	1,580
(c) Depreciation/Loss on disposal of fixed assets	146	259	584	451
(d) Interest income, net	(309)	(200)	(744)	(514)
EBITDA (1)	$2,682	$1,320	$6,878	$3,385
Diluted EBITDA per common share	$0.06	$0.03	$0.15	$0.08

Weighted average shares used in diluted EBITDA
per common share	46,328,876	43,854,202	45,942,436	42,981,377

EBITDA	$2,682	$1,320	$6,878	$3,385
Add/(less):
Changes in operating assets and liabilities	795	(1,151)	406	(1,711)
Provision for doubtful accounts	54	30	74	30
Deferred income taxes	(1,437)	-	(3,521)	-
Interest income, net	309	200	744	514
Net cash provided by operating activities	$2,403	$399	$4,581	$2,218

(1) Earnings before interest, taxes, depreciation, amortization and stock-based compensation.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	September 30, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$30,164	$21,729
Accounts receivable, net	5,790	4,269
Prepaid expenses and other current assets	1,290	1,317
Deferred tax assets, net	75	-
Total current assets	37,319	27,315

Property and equipment, net	1,153	1,124
Prepaid acquisition costs	650	-
Intangibles, net	1,662	2,640
Goodwill	18,653	9,673
Deferred tax assets, net	4,927	1,580
Security deposits	286	299
Other assets	860	684
Total assets	$65,510	$43,315

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$926	$813
Accrued expenses	5,336	3,754
Deferred revenue	4,079	3,256
Deferred tax liabilities, net	-	259
Total current liabilities	10,341	8,082

Other liabilities	860	684

Commitments and contingencies

Total stockholders' equity	54,309	34,549
Total liabilities and stockholders' equity	$65,510	$43,315

About LivePerson
LivePerson is a provider of online engagement solutions that facilitate real-time assistance and trusted expert advice. Connecting businesses and experts with consumers seeking help on the Web, our hosted software platform creates more relevant, compelling and personalized online experiences. Every month, LivePerson’s intelligent platform helps millions of people succeed online; more than 6,000 companies, including EarthLink, Hewlett-Packard, Microsoft, Qwest, and Verizon, rely on LivePerson to maximize the impact of the online channel. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure
Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and stock-based compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our performance. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: risks related to the operational integration of acquisitions; risks related to our increased operations in the direct-to-consumer market; risks related to our international operations, particularly our operations in Israel, and the civil and political unrest in that region; our history of losses; potential fluctuations in our quarterly and annual results; impairments to goodwill that result in significant charges to earnings; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing, customer service and online engagement solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.